                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934


                 SOUTHERN ACCEPTANCE CORPORATION
---------------------------------------------------------------------
                           (Name of Issuer)


                CLASS A COMMON STOCK ($0.10 PAR VALUE)
---------------------------------------------------------------------
                    (Title of Class of Securities)



                              842155103
                            --------------
                            (CUSIP Number)


Check the following box if a fee is being paid with this statement /x/. (A fee is not required only if the filing person: (1) has a
---
previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting benefial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 842155103
--------------------

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Dr. Roy W. Sweat - S.S. ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     N/A

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     270,698

6.   SHARED VOTING POWER

     NONE

7.   SOLE DISPOSITIVE POWER

     270,698

8.   SHARED DISPOSITIVE POWER

     NONE

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     270,698

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.17%

12.  TYPE OF REPORTING PERSON*

     Individual

___________________________

*SEE INSTRUCTION BEFORE FILLING OUT!

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549


                             SCHEDULE 13-G
        Information Statement Pursuant to Rules 13d-1 and 13d-2



Item 1 (a)     NAME OF ISSUER:
               Southern Acceptance Corporation

Item 1 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               277 Pat Mell Road, Suite A
               Marietta, Georgia  30060

Item 2 (a)     NAME OF PERSON FILING:
               Dr. Roy W. Sweat

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               3274 Buckeye Road, N.E.
               Atlanta, Georgia  30136

Item 2 (c)     CITIZENSHIP:
               United States of America

Item 2 (d)     TITLE OF CLASS OF SECURITIES:
               Class A Common Stock ($0.10 Par Value)

Item 2 (e)     CUSIP NUMBER:
               842155103

Item 3         Statements Filed Pursuant to Rules 13d-1(b) or 13d-
               2(b):
               Not Applicable

Item 4 (a)     AMOUNT BENEFICIALLY OWNED:
               I am the beneficial owner, as of December 31, 1994, of 270,698 shares of Class A Common Stock for the purpose of Section 13(g) of the Securities Exchange Act of 1934 by virtue of Rule 13d-3.

Item 4 (b)     PERCENT OF CLASS

               5.17%

Item 4 (c)     NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:

               (i)    Sole power to vote or to direct vote:  270,698

               (ii)   Shared power to vote or to direct the vote: N/A

               (iii)  Sole power to dispose or to direct the
                      disposition of:  270,698

               (iv) Shared power to dispose or to direct the disposition of: N/A

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          Not Applicable

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:
          Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRES THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:
          Not Applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          Not Applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP:
          Not Applicable

Item 10   CERTIFICATION:
          Not Applicable

                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                /s/  Roy W. Sweat
                              -------------------------------------
                              Roy W. Sweat



Dated:  December 17, 1995